Exhibit 4.33

ENTERGY LOUISIANA, LLC
(successor to Entergy Louisiana, LLC)

TO

THE BANK OF NEW YORK MELLON
(successor to The Chase National Bank of the City of New York)

As Trustee under Entergy Louisiana, LLC’s Mortgage and Deed of Trust dated as of April 1, 1944

________________

____________ Supplemental Indenture

Providing among other things for

First Mortgage Bonds, ____% Series due ____________
(____________ Series)

Dated as of ____________, 20__

____________ SUPPLEMENTAL INDENTURE
Indenture, dated as of ____________, 20__, between ENTERGY LOUISIANA, LLC, a limited liability company of the State of Texas (formerly Entergy Louisiana Power, LLC and hereinafter sometimes called the “Company”), as successor to ENTERGY LOUISIANA, LLC, a limited liability company of the State of Texas organized on December 31, 2005 (hereinafter sometimes called the “Predecessor Company”), successor to ENTERGY LOUISIANA, INC., a corporation of the State of Louisiana converted to a corporation of the State of Texas on December 31, 2005 (hereinafter sometimes called the “Louisiana Company”), which was the successor by merger to LOUISIANA POWER & LIGHT COMPANY, a corporation of the State of Florida (hereinafter sometimes called the “Florida Company”), whose post office address is 4809 Jefferson Highway, Jefferson, Louisiana 70121, and THE BANK OF NEW YORK MELLON, a New York banking corporation (successor to THE CHASE NATIONAL BANK OF THE CITY OF NEW YORK) whose principal corporate trust office is located at 101 Barclay Street, New York, New York 10286 (hereinafter sometimes called “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of April 1, 1944 (hereinafter called the “Mortgage”), which Mortgage was executed and delivered by the Florida Company to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this Indenture (hereinafter called the “____________ Supplemental Indenture”) being supplemental thereto;
WHEREAS, the Mortgage was recorded in various Parishes in the State of Louisiana, which Parishes are the same Parishes in which this ____________ Supplemental Indenture is to be recorded; and
WHEREAS, by the Mortgage, the Florida Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and
WHEREAS, the Florida Company executed and delivered the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	March 1, 1948
Second Supplemental Indenture	November 1, 1950
Third Supplemental Indenture	September 1, 1953
Fourth Supplemental Indenture	October 1, 1954
Fifth Supplemental Indenture	January 1, 1957
Sixth Supplemental Indenture	April 1, 1960
Seventh Supplemental Indenture	June 1, 1964
Eighth Supplemental Indenture	March 1, 1966
Ninth Supplemental Indenture	February 1, 1967
Tenth Supplemental Indenture	September 1, 1967
Eleventh Supplemental Indenture	March 1, 1968
Twelfth Supplemental Indenture	June 1, 1969
Thirteenth Supplemental Indenture	December 1, 1969
Fourteenth Supplemental Indenture	November 1, 1970
Fifteenth Supplemental Indenture	April 1, 1971
Sixteenth Supplemental Indenture	January 1, 1972
Seventeenth Supplemental Indenture	November 1, 1972
Eighteenth Supplemental Indenture	June 1, 1973
Nineteenth Supplemental Indenture	March 1, 1974
Twentieth Supplemental Indenture	November 1, 1974

which supplemental indentures were recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Florida Company was merged into the Louisiana Company on February 28, 1975, and the Louisiana Company thereupon executed and delivered a Twenty-first Supplemental Indenture, dated as of March 1, 1975, pursuant to which the Louisiana Company, among other things, assumed and agreed duly and punctually to pay the principal of and interest on the bonds at the time issued and outstanding under the Mortgage, as then supplemented, in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage as so supplemented, and duly and punctually to observe, perform and fulfill all of the covenants and conditions of the Mortgage, as so supplemented, to be kept or performed by the Florida Company, and said Twenty-first Supplemental Indenture was recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Louisiana Company succeeded to and was substituted for the Florida Company under the Mortgage with the same effect as if it had been named as mortgagor corporation therein; and
WHEREAS, the Louisiana Company executed and delivered the following supplemental indentures:

Designation	Dated as of
Twenty-second Supplemental Indenture	September 1, 1975
Twenty-third Supplemental Indenture	December 1, 1976
Twenty-fourth Supplemental Indenture	January 1, 1978
Twenty-fifth Supplemental Indenture	July 1, 1978
Twenty-sixth Supplemental Indenture	May 1, 1979
Twenty-seventh Supplemental Indenture	November 1, 1979
Twenty-eighth Supplemental Indenture	December 1, 1980
Twenty-ninth Supplemental Indenture	April 1, 1981
Thirtieth Supplemental Indenture	December 1, 1981
Thirty-first Supplemental Indenture	March 1, 1983
Thirty-second Supplemental Indenture	September 1, 1983
Thirty-third Supplemental Indenture	August 1, 1984
Thirty-fourth Supplemental Indenture	November 1, 1984
Thirty-fifth Supplemental Indenture	December 1, 1984
Thirty-sixth Supplemental Indenture	December 1, 1985
Thirty-seventh Supplemental Indenture	April 1, 1986
Thirty-eighth Supplemental Indenture	November 1, 1986
Thirty-ninth Supplemental Indenture	May 1, 1988
Fortieth Supplemental Indenture	December 1, 1988
Forty-first Supplemental Indenture	April 1, 1990
Forty-second Supplemental Indenture	June 1, 1991
Forty-third Supplemental Indenture	April 1, 1992
Forty-fourth Supplemental Indenture	July 1, 1992
Forty-fifth Supplemental Indenture	December 1, 1992
Forty-sixth Supplemental Indenture	March 1, 1993
Forty-seventh Supplemental Indenture	May 1, 1993
Forty-eighth Supplemental Indenture	December 1, 1993
Forty-ninth Supplemental Indenture	July 1, 1994
Fiftieth Supplemental Indenture	September 1, 1994
Fifty-first Supplemental Indenture	March 1, 1996
Fifty-second Supplemental Indenture	March 1, 1998
Fifty-third Supplemental Indenture	March 1, 1999
Fifty-fourth Supplemental Indenture	June 1, 1999
Fifty-fifth Supplemental Indenture	May 15, 2000
Fifty-sixth Supplemental Indenture	March 1, 2002
Fifty-seventh Supplemental Indenture	March 1, 2004
Fifty-eighth Supplemental Indenture	October 1, 2004
Fifty-ninth Supplemental Indenture	October 15, 2004
Sixtieth Supplemental Indenture	May 1, 2005
Sixty-first Supplemental Indenture	August 1, 2005
Sixty-second Supplemental Indenture	October 1, 2005
Sixty-third Supplemental Indenture	December 15, 2005

which supplemental indentures were recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Louisiana Company converted into a Texas limited liability company and, pursuant to a Plan of Merger by which the Company and Entergy Louisiana Properties, LLC were created (the “Merger

Documents”), underwent a merger by division pursuant to which, among other things, all the Mortgaged and Pledged Property, subject to the Lien of the Mortgage, and all of the rights, obligations and duties of the Louisiana Company under the Mortgage, were allocated to the Predecessor Company on December 31, 2005, and the Predecessor Company thereupon executed and delivered a Sixty-fourth Supplemental Indenture, effective as of January 1, 2006, pursuant to which the Predecessor Company, among other things, assumed and agreed duly and punctually to pay the principal of and interest on the bonds at the time issued and outstanding under the Mortgage, as then supplemented, in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage as so supplemented, and duly and punctually to observe, perform and fulfill all of the covenants and conditions of the Mortgage, as so supplemented, to be kept or performed by the Louisiana Company, and said Sixty-fourth Supplemental Indenture was recorded in various Parishes in the State of Louisiana and with the Secretary of State of Texas; and
WHEREAS, effective July 1, 2008, The Bank of New York changed its name to The Bank of New York Mellon; and
WHEREAS, the Predecessor Company executed and delivered the following supplemental indentures:

Designation	Dated as of
Sixty-fifth Supplemental Indenture	August 1, 2008
Sixty-sixth Supplemental Indenture	November 1, 2009
Sixty-seventh Supplemental Indenture	March 1, 2010
Sixty-eighth Supplemental Indenture	September 1, 2010
Sixty-ninth Supplemental Indenture	October 1, 2010
Seventieth Supplemental Indenture	November 1, 2010
Seventy-first Supplemental Indenture	March 1, 2011
Seventy-second Supplemental Indenture	April 30, 2011
Seventy-third Supplemental Indenture	December 1, 2011
Seventy-fourth Supplemental Indenture	January 1, 2012
Seventy-fifth Supplemental Indenture	July 1, 2012
Seventy-sixth Supplemental Indenture	December 1, 2012
Seventy-seventh Supplemental Indenture	May 1, 2013
Seventy-eighth Supplemental Indenture	August 1, 2013
Seventy-ninth Supplemental Indenture	June 1, 2014
Eightieth Supplemental Indenture	July 1, 2014
Eighty-first Supplemental Indenture	November 1, 2014

which supplemental indentures were recorded in various Parishes in the State of Louisiana and with the Secretary of State of Texas; and
WHEREAS, effective as of 10:03 A.M. Central Time, October 1, 2015, the Predecessor Company transferred, subject to the Lien of the Mortgage, all or substantially all of the Mortgaged and Pledged Property as an entirety to the Company (the “2015 Transfer”) pursuant to a Plan of Merger between the Predecessor Company and the Company (the “2015 Transfer Documents”), pursuant to which, among other things, the Company succeeded to the ownership of all of the Predecessor Company’s right, title and interest in and to the Mortgaged and Pledged Property as constituted immediately prior to the time that the 2015 Transfer became effective and succeeded to all of the Predecessor Company’s duties and obligations under the Mortgage and the bonds outstanding thereunder; and

WHEREAS, upon the 2015 Transfer, the Predecessor Company was released and discharged from all obligations under the Mortgage or any bonds issued thereunder; and
WHEREAS, effective as of 2:02 P.M. Central Time, October 1, 2015, the Company changed its name from “Entergy Louisiana Power, LLC” to “Entergy Louisiana, LLC”;
WHEREAS, the Company executed and delivered an Eighty-second Supplemental Indenture, effective as of October 1, 2015, pursuant to which the Company, among other things, assumed and agreed duly and punctually to pay the principal of and interest on the bonds at the time issued and outstanding under the Mortgage, as then supplemented, in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage as so supplemented, and duly and punctually to observe, perform and fulfill all of the covenants and conditions of the Mortgage, as so supplemented, to be kept or performed by the Predecessor Company thereunder, and said Eighty-second Supplemental Indenture was recorded in various Parishes in the State of Louisiana and with the Secretary of State of Texas; and
WHEREAS, in addition to the property described in the Mortgage, as supplemented, the Company has acquired certain other property, rights and interests in property; and
WHEREAS, the Florida Company, the Louisiana Company or the Predecessor Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, the following series of bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
3% Series due 1974	$ 17,000,000	None
3 1/8% Series due 1978	10,000,000	None
3% Series due 1980	10,000,000	None
4% Series due 1983	12,000,000	None
3 1/8% Series due 1984	18,000,000	None
4 3/4% Series due 1987	20,000,000	None
5% Series due 1990	20,000,000	None
4 5/8% Series due 1994	25,000,000	None
5 3/4% Series due 1996	35,000,000	None
5 5/8% Series due 1997	16,000,000	None
6 1/2% Series due September 1, 1997	18,000,000	None
7 1/8% Series due 1998	35,000,000	None
9 3/8% Series due 1999	25,000,000	None
9 3/8% Series due 2000	20,000,000	None
7 7/8% Series due 2001	25,000,000	None
7 1/2% Series due 2002	25,000,000	None
7 1/2% Series due November 1, 2002	25,000,000	None
8% Series due 2003	45,000,000	None
8 3/4% Series due 2004	45,000,000	None
9 1/2% Series due November 1, 1981	50,000,000	None
9 3/8% Series due September 1, 1983	50,000,000	None
8 3/4% Series due December 1, 2006	40,000,000	None
9% Series due January 1, 1986	75,000,000	None
10% Series due July 1, 2008	60,000,000	None
10 7/8% Series due May 1, 1989	45,000,000	None

13 1/2% Series due November 1, 2009	55,000,000	None
15 3/4% Series due December 1, 1988	50,000,000	None
16% Series due April 1, 1991	75,000,000	None
16 1/4% Series due December 1, 1991	100,000,000	None
12% Series due March 1, 1993	100,000,000	None
13 1/4% Series due March 1, 2013	100,000,000	None
13% Series due September 1, 2013	50,000,000	None
16% Series due August 1, 1994	100,000,000	None
14 3/4% Series due November 1, 2014	55,000,000	None
15 1/4% Series due December 1, 2014	35,000,000	None
14% Series due December 1, 1992	60,000,000	None
14 1/4% Series due December 1, 1995	15,000,000	None
10 1/2% Series due April 1, 1993	200,000,000	None
10 3/8% Series due November 1, 2016	280,000,000	None
Series 1988A due September 30, 1988	13,334,000	None
Series 1988B due September 30, 1988	10,000,000	None
Series 1988C due September 30, 1988	6,667,000	None
10.36% Series due December 1, 1995	75,000,000	None
10 1/8% Series due April 1, 2020	100,000,000	None
Environmental Series A due June 1, 2021	52,500,000	None
Environmental Series B due April 1, 2022	20,940,000	None
7.74% Series due July 1, 2002	179,000,000	None
8 1/2% Series due July 1, 2022	90,000,000	None
Environmental Series C due December 1, 2022	25,120,000	None
6% Series due March 1, 2000	100,000,000	None
Environmental Series D due May 1, 2023	34,364,000	None
Environmental Series E due December 1, 2023	25,991,667	None
Environmental Series F due July 1, 2024	21,335,000	None
Collateral Series 1994-A, due July 2, 2017	117,805,000	109,288,604 1
Collateral Series 1994-B, due July 2, 2017	58,865,000	54,626,323[1]
Collateral Series 1994-C, due July 2, 2017	31,575,000	29,288,144[1]
8 3/4% Series due March 1, 2026	115,000,000	None
6 1/2% Series due March 1, 2008	115,000,000	None
5.80% Series due March 1, 2002	75,000,000	None
Environmental Series G due June 1, 2030	67,200,000	None
8 1/2% Series due June 1, 2003	150,000,000	None
7.60% Series due April 1, 2032	150,000,000	None
5.5% Series due April 1, 2019	100,000,000	None
6.4% Series due October 1, 2034	70,000,000	None
5.09% Series due November 1, 2014	115,000,000	None
4.67% Series due June 1, 2010	55,000,000	None
5.56% Series due September 1, 2015	100,000,000	None
6.3% Series due September 1, 2035	100,000,000	None
5.83% Series due November 1, 2010	150,000,000	None
6.50% Series due September 1, 2018	300,000,000	300,000,000
5.40% Series due November 1, 2024	400,000,000	400,000,000
6.0% Series due March 15, 2040	150,000,000	150,000,000
4.44% Series due January 15, 2026	250,000,000	250,000,000
Environmental Series H due June 1, 2030	119,073,000	119,073,000***

5.875% Series due June 15, 2041	150,000,000	150,000,000
4.80% Series due May 1, 2021	200,000,000	200,000,000
1.1007% Series due December 31, 2012	750,000,000	None
1.875% Series due December 15, 2014	250,000,000	None
5.25% Series due July 1, 2052	200,000,000	200,000,000
3.30% Series due December 1, 2022	200,000,000	200,000,000
4.70% Series due June 1, 2063	100,000,000	100,000,000
4.05% Series due September 1, 2023	325,000,000	325,000,000
5% Series due July 15, 2044	170,000,000	170,000,000
3.78% Series due April 1, 2025	190,000,000	190,000,000
4.95% Series due January 15, 2045	250,000,000	250,000,000

1.    All of which provide equity support for the Owner-Participants in the Waterford 3 Sale-Leaseback transaction and bear no interest.

**    All of which are currently held by the Trustee for the benefit of the holders of $115,000,000 in aggregate principal amount of Louisiana Public Facilities Authority 5% Revenue Bonds (Entergy Louisiana, LLC Project) Series 2010 and bear no interest.*

which bonds are also hereinafter sometimes called bonds of the First through Eighty-fifth Series, respectively; and
WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and
WHEREAS, Section 120 of the Mortgage provides, among other things, that without the consent of any holders of bonds, the Company and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, in order to establish the form and terms of bonds of any series; and
WHEREAS, the Company now desires to create a new series of bonds and establish the terms of bonds of such series; and
WHEREAS, the execution and delivery by the Company of this ____________ Supplemental Indenture, and the terms of the bonds of the ____________ Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors;
NOW, THEREFORE, THIS INDENTURE WITNESSETH: That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustee and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage, as supplemented) unto The Bank of New York Mellon, as Trustee under the Mortgage, as supplemented, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, (a) all of the Mortgaged and Pledged Property acquired by the Company from the Predecessor Company pursuant to the 2015 Transfer Documents, and improvements, extensions and additions thereto and renewals and replacements thereof, (b) the property made and used by the Company as the basis under any of the provisions of the Mortgage, as supplemented, for the authentication and delivery of additional bonds or the withdrawal of cash or the release of property, and (c) such franchises, repairs and additional property as may be acquired, made or constructed by the Company (1) to maintain, renew and preserve the franchises covered by this Mortgage, as supplemented, or (2) to maintain the property mortgaged and intended to be mortgaged under the Mortgage, as supplemented, as an operating system or systems in good repair, working order and condition, or (3) in rebuilding or renewal of property, subject to the Lien of the Mortgage, as supplemented, damaged or destroyed, or (4) in replacement of or substitution for machinery, apparatus, equipment, frames, towers, poles, wire, pipe, tools, implements and furniture, subject to the Lien of the Mortgage, as supplemented, which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operation of the property mortgaged and intended to be mortgaged under the Mortgage, as supplemented.
PROVIDED THAT the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this ____________ Supplemental Indenture and Mortgage, as supplemented, and from the lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) the Company’s franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Mortgage; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or its successor or successors in said trust or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto The Bank of New York Mellon, as Trustee, and its successors and assigns forever.
IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this ____________ Supplemental Indenture being supplemental thereto.
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successors as Trustee of said property in the same manner and with the same effect as if said property had been owned by the Florida Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustee and its successor or successors in said trust under the Mortgage as follows:
ARTICLE I
____________ SERIES BONDS

SECTION 1There shall be a series of bonds designated "___% Series due __________” (herein sometimes called the “____________ Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof, which has been established by Resolution of the Board of Directors of the Company, is attached hereto as Exhibit A. Bonds of the ____________ Series (which shall be initially issued in the aggregate principal amount of $___,000,000) shall be dated as in Section 10 of the Mortgage provided, shall mature on ____________, shall be issued as fully registered bonds in any integral multiple or multiples of One Thousand Dollars, and shall bear interest at the rate of ___% per annum, the first interest payment to be made on ___________, 20__, for the period from _____________, 20__ to _________, 20__ with subsequent interest payments payable semiannually on _______ and _________ of each year (each, an “Interest Payment Date”), the principal of and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Interest on the bonds of the ____________ Series shall be paid to the Person in whose name such bonds of the ____________ Series are registered.
Interest on the bonds of the ____________ Series will be computed on the basis of a 360-day year of twelve 30-day months. In any case where any Interest Payment Date, redemption date or the maturity date of any bond of the ____________ Series shall not be a Business Day, then payment of interest or principal and premium, if any, need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect, and in the same amount, as if made on the corresponding Interest Payment Date, redemption date, or at maturity, as the case may be, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date or the maturity date, as the case may be, to such Business Day. “Business Day” means any day, other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.
The bonds of the ____________ Series shall be issued by the Company, registered in the name of and delivered to The Bank of New York Mellon, as trustee (together with its successors as trustee under the Collateral Trust Mortgage referenced below, the “Collateral Trust Trustee”) under the Mortgage and Deed of Trust of the Company dated as of November 1, 2015 as the same may be supplemented and amended from time to time (the “Collateral Trust Mortgage”), to provide for the payment when due (whether at maturity, by acceleration or otherwise) of the principal and interest of the Securities (as defined in the Collateral Trust Mortgage) to be issued from time to time under the Collateral Trust Mortgage.
Any payment by the Company under the Collateral Trust Mortgage of the principal of or interest on the Securities which shall have been authenticated and delivered under the Collateral Trust Mortgage on the basis of the issuance and delivery to the Collateral Trust Trustee of bonds of the ____________ Series (other than by application of the proceeds of a payment in respect of such bonds) shall, to the extent of such payment, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal of, or interest on such bonds, as the case may be, which is then due.
The Trustee may conclusively presume that the obligation of the Company to pay the principal of and interest on the bonds of the ____________ Series as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the Collateral Trust Trustee signed by its President, a Vice President, an Assistant Vice President or a Trust Officer, stating that interest or principal due and payable on any Securities issued under the Collateral Trust Mortgage has not been fully paid and specifying the amount of funds required to make such payment.
(I) Each holder of a bond of the ____________ Series consents that the bonds of the ____________ Series may be redeemable at the option of the Company or pursuant to the requirements of the Mortgage in whole at any time, or in part from time to time, prior to maturity, without notice provided in Section 52 of the Mortgage, at the principal amount of the bonds to be redeemed, in each case, together with accrued interest to the date fixed for redemption by the Company in a notice delivered to the Trustee and to the holder of the bonds to be redeemed on or before the date fixed for redemption.
The bonds of the ____________ Series shall be redeemed, in whole at any time, or in part from time to time, prior to maturity, at a redemption price equal to the principal amount thereof, upon receipt by the Trustee of a written notice from the Collateral Trust Trustee (i) delivered to the Trustee and the Company, (ii) signed by its President, a Vice President, an Assistant Vice President or a Trust Officer, (iii) stating that an Event of Default has occurred and is continuing under the Collateral Trust Mortgage and that, as a result, there then is due and payable a specified amount with respect to the Securities Outstanding under the Collateral Trust Mortgage, for the payment of which the Collateral Trust Trustee has not received funds, and (iv) specifying the principal amount of the bonds of this series to be redeemed. Delivery of such notice shall constitute a waiver by the Collateral Trust Trustee of notice of redemption under the Mortgage.
(II) The bonds of the ____________ Series shall not be transferable by the Collateral Trust Trustee, except to a successor trustee under the Collateral Trust Mortgage. Bonds of this series so transferable to a successor trustee under the Collateral Trust Mortgage may be transferred by the registered owner thereof, in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner prescribed in the Mortgage.
At the option of the registered owner, any bonds of the ____________ Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the ____________ Series of other authorized denominations.
Upon any exchange or transfer of bonds of the ____________ Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of said Series.
(III) Upon the delivery of this ____________ Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage, as heretofore supplemented, there shall be an initial issue of bonds of the ____________ Series for the aggregate principal amount of $___,000,000. Additional bonds of the ____________ Series, without limitation as to amount, having substantially the same terms as the Outstanding bonds of the ____________ Series (except for the issue date and, if applicable, the initial Interest Payment Date) may be issued by the Company, subject to satisfaction of the requirements of the Mortgage, as heretofore supplemented, without notice to or the consent of the existing holders of the bonds of the ____________ Series.

ARTICLE II
CONSENT TO AMENDMENTS
SECTION 2Each initial and future holder of bonds of the ____________ Series, by its acquisition of an interest in such bonds, irrevocably (a) consents to the amendments set forth in Sections 1, 2, 3, 4 and 5 of Article II of the Eighty-first Supplemental Indenture without any other or further action by any holder of such bonds, and (b) designates the Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise.

ARTICLE III
MISCELLANEOUS PROVISIONS
SECTION 3Subject to any amendments provided for in this ____________ Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this ____________ Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.
SECTION 4So long as any bonds of the ____________ Series shall remain Outstanding, in each Net Earning Certificate made pursuant to Section 7 of the Mortgage there shall be included in operating expenses for the twelve (12) months period with respect to which such certificate is made an amount, if any (not otherwise included), equal to the provisions for amortization of any amounts included in utility plant acquisition adjustment accounts for such period.
SECTION 5So long as any bonds of the ____________ Series shall remain Outstanding, subdivision (2) of Section 7(A) of the Mortgage is hereby amended by adding thereto the following words “provided, further, that the amount so included in such operating expenses in lieu of the amounts actually appropriated out of income for retirement of the Mortgaged and Pledged Property used primarily and principally in the electric, gas, steam and/or hot water utility business and the Company’s automotive equipment used in the operation of such property shall not be less than the amounts so actually appropriated out of income”.
SECTION 6The Trustee hereby accepts the trusts herein declared, provided, created or supplemented and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore amended, set forth and upon the following terms and conditions:
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this ____________ Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this ____________ Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this ____________ Supplemental Indenture.
SECTION 7Whenever in this ____________ Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all covenants and agreements in this ____________ Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.
SECTION 8Nothing in this ____________ Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this ____________ Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this ____________ Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Mortgage.
SECTION 9It is the intention and it is hereby agreed that, so far as concerns that portion of the Mortgaged and Pledged Property situated within the State of Louisiana, the general language of conveyance contained in this ____________ Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance, and that, so far as the said Louisiana property is concerned, this ____________ Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustee herein named is named as mortgagee and pledgee in trust for the benefit of itself and of all present and future holders of bonds and coupons issued and to be issued under the Mortgage, and is irrevocably appointed special agent and representative of the holders of the bonds and coupons issued and to be issued under the Mortgage and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.
SECTION 10This ____________ Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, ENTERGY LOUISIANA, LLC has caused its company name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its company seal to be attested by its Secretary or one of its Assistant Secretaries, for and in its behalf, and THE BANK OF NEW YORK MELLON, in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, Senior Associates or Associates and its corporate seal to be attested by one of its Vice Presidents, Senior Associates or Associates, all as of the day and year first above written.

ENTERGY LOUISIANA, LLC By:__________________________ Name: Title:
Attest: By:_______________________ Name: Title:
Executed, sealed and delivered by ENTERGY LOUISIANA, LLC in the presence of: __________________________ Name: __________________________ Name:

THE BANK OF NEW YORK MELLON As Successor Trustee By:__________________________ Name: Title:
Attest: By:__________________________ Name: Title:
Executed, sealed and delivered by THE BANK OF NEW YORK MELLON in the presence of: __________________________ Name: __________________________ Name:

STATE OF LOUISIANA
                                                    } ss.:
PARISH OF ORLEANS
On this ___ day of ________, 20__, before me appeared ________________, to me personally known, who, being by me duly sworn, did say that he/she is ______________ of ENTERGY LOUISIANA, LLC, and that the seal affixed to the above instrument is the seal of said entity and that said instrument was signed and sealed in behalf of said entity by authority of its Board of Directors, and said _________________, acknowledged said instrument to be the free act and deed of said entity.
On this ___ day of _____________, 20__, before me personally came ___________________, to me known, who, being by me duly sworn, did depose and say that he resides at ___________________; that he/she is ________________ of ENTERGY LOUISIANA, LLC, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal affixed to said instrument is such seal, that it was so affixed by order of the Board of Directors of said entity, and that he/she signed his/her name thereto by like order.

______________________________ Notary Public Name: Notary ID Number My commission expires: at my death

STATE OF _____________
                                                            } ss.:
COUNTY OF ___________
On this ___ day of ________, 20__, before me appeared ____________________ to me personally known or proved to me on the basis of satisfactory evidence and, who, being by me duly sworn, did say that he/she is a _____________ of THE BANK OF NEW YORK MELLON, and that the seal affixed to the above instrument is the corporate seal of said entity and that said instrument was signed and sealed in behalf of said entity by authority of its Board of Directors, and said ______________________ acknowledged said instrument to be the free act and deed of said entity.
On this ___ day of ___________, 20__, before me personally came ______________, to me known or proved to me on the basis of satisfactory evidence and, who, being by me duly sworn, did depose and say that he/she resides in ______________; that he/she is a ____________ of THE BANK OF NEW YORK MELLON, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal affixed to said instrument is such seal, that it was so affixed by order of the Board of Directors of said entity, and that he/she signed his/her name thereto by like order.

_________________________________

EXHIBIT A

This Bond is not transferable except to a successor trustee under the Collateral Trust Mortgage (as defined below) between Entergy Louisiana, LLC and the Collateral Trust Trustee (as defined below). This Bond is a Class A Bond (as defined in the Collateral Trust Mortgage) issued under the ELL Mortgage (as defined in the Collateral Trust Mortgage).
(TEMPORARY REGISTERED BOND)
ENTERGY LOUISIANA, LLC
First Mortgage Bond, ____% Series due ________

TR-    $___,000,000
ENTERGY LOUISIANA, LLC, a limited liability company of the State of Texas (hereinafter called the “Company”), for value received, hereby promises to pay to THE BANK OF NEW YORK MELLON, as trustee under the Mortgage and Deed of Trust of the Company dated as of November 1, 2015 (as the same may be supplemented and amended from time to time, the “Collateral Trust Mortgage”), or its successor as trustee under the Collateral Trust Mortgage, on __________, 20__, at the office or agency of the Company in the Borough of Manhattan, The City of New York,
___________ MILLION DOLLARS
in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner hereof interest thereon from _____________, 20__, if the date of this bond is prior to _________, 20__, or if the date of this bond is on or after _________, 20, from the ________ or _________ immediately preceding the date of this bond to which interest has been paid (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof), at the rate of ____% per annum in like coin or currency at said office or agency on ________ and _________ of each year, commencing _________, 20__ until the principal of this bond shall have become due and payable, and to pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the rate of 6% per annum. Interest hereon shall be paid to the Person in whose name this bond is registered.
Interest on the bonds of this series will be computed on the basis of a 360-day year of twelve 30-day months. In any case where any Interest Payment Date, redemption date or the maturity date of any bond of this series shall not be a Business Day, then payment of interest or principal and premium, if any, need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect, and in the same amount, as if made on the corresponding Interest Payment Date, redemption date, or at maturity, as the case may be, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date or the maturity date, as the case may be, to such Business Day. “Business Day” means any day, other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.
This bond is a temporary bond and is one of an issue of bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, _______% Series due _________, all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by the Company’s Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, including the ____________ Supplemental Indenture dated as of ____________, 20__, called the “Mortgage”), dated as of April 1, 1944, executed by the Company to The Bank of New York Mellon, successor trustee (the “Trustee”). Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustee in respect thereof, the duties and immunities of the Trustee, the terms and conditions upon which the bonds are and are to be secured, the circumstances under which additional bonds may be issued and the rights of the Company to amend the Mortgage without any consent or other action by the holders of any series of bonds (including this series). With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by such affirmative vote or votes of the holders of bonds then outstanding as are specified in the Mortgage. Each initial and future holder of the bonds of this series, by its acquisition of an interest in such bonds, irrevocably (a) consents to the amendments set forth in Article II of the Eighty-first Supplemental Indenture without any other or further action by any holder of such bonds, and (b) designates the Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise.
The bonds of this series shall be issued by the Company, registered in the name of and delivered to The Bank of New York Mellon, as trustee under the Collateral Trust Mortgage, or its successor as trustee under the Collateral Trust Mortgage (collectively, the “Collateral Trust Trustee”), to provide for the payment when due (whether at maturity, by acceleration or otherwise) of the principal and interest of the Securities (as defined in the Collateral Trust Mortgage) to be issued from time to time under the Collateral Trust Mortgage.
Any payment by the Company under the Collateral Trust Mortgage of the principal of or interest on the Securities which shall have been authenticated and delivered under the Collateral Trust Mortgage on the basis of the issuance and delivery to the Collateral Trust Trustee of bonds of this series (other than by application of the proceeds of a payment in respect of such bonds) shall, to the extent of such payment, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal of, or interest on such bonds, as the case may be, which is then due.
The Trustee may conclusively presume that the obligation of the Company to pay the principal of and interest on this bond as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the Collateral Trust Trustee signed by its President, a Vice President, an Assistant Vice President or a Trust Officer, stating that interest or principal due and payable on any Securities issued under the Collateral Trust Mortgage has not been fully paid and specifying the amount of funds required to make such payment.
The holder of this bond hereby consents that the bonds of this series may be redeemed at the option of the Company or pursuant to the requirements of the Mortgage in whole at any time, or in part from time to time, prior to the maturity date, without notice provided in Section 52 of the Mortgage, at the principal amount of the bonds to be redeemed, in each case, together with accrued interest to the date fixed for redemption by the Company in a notice delivered to the Trustee and to the holder of the bonds to be redeemed on or before the date fixed for redemption.
The bonds of this series shall be redeemed, in whole at any time, or in part from time to time, prior to the maturity date, at a redemption price equal to the principal amount thereof, upon receipt by the Trustee of a written notice from the Collateral Trust Trustee (i) delivered to the Trustee and the Company, (ii) signed by its President, a Vice President, an Assistant Vice President or a Trust Officer, (iii) stating that an Event of Default has occurred and is continuing under the Collateral Trust Mortgage and that, as a result, there then is due and payable a specified amount with respect to the Securities Outstanding under the Collateral Trust Mortgage, for the payment of which the Collateral Trust Trustee has not received funds, and (iv) specifying the principal amount of the bonds of this series to be redeemed. Delivery of such notice shall constitute a waiver by the Collateral Trust Trustee of notice of redemption under the Mortgage.

The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a default as in the Mortgage provided.
This bond is not transferable except to any successor trustee under the Collateral Trust Mortgage, any such transfer to be made in the manner prescribed in the Mortgage, by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this bond, together with a written instrument of transfer whenever required by the Company duly executed by the registered owner or by his duly authorized attorney, and thereupon a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage.
The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee shall be affected by any notice to the contrary.
In the manner prescribed in the Mortgage, any bonds of this series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, are exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.
Upon any transfer or exchange of bonds of this series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of this series.
In the manner prescribed in the Mortgage, this temporary bond is exchangeable at the office or agency of the Company in the Borough of Manhattan, The City of New York, without charge, for a definitive bond or bonds of the same series of a like aggregate principal amount when such definitive bonds are prepared and ready for delivery.
As provided in the Mortgage, the Company shall not be required to make transfers or exchanges of bonds of any series for a period of ten days next preceding any interest payment date for bonds of said series, or next preceding any designation of bonds of said series to be redeemed, and the Company shall not be required to make transfers or exchanges of any bonds designated in whole or in part for redemption.
No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.
This bond shall not become obligatory until The Bank of New York Mellon, the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

IN WITNESS WHEREOF, ENTERGY LOUISIANA, LLC has caused this bond to be signed in its company name by its President or one of its Vice Presidents by his/her signature or a facsimile thereof, and its company seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his/her signature or a facsimile thereof.
DATED: ____________            ENTERGY LOUISIANA, LLC

By:__________________________________________
[Vice] President
Attest:

________________________________

[Assistant] Secretary

TRUSTEE’S AUTHENTICATION CERTIFICATE
This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.
THE BANK OF NEW YORK MELLON
as Trustee
By:_________________________________________
Authorized Signatory

Dated: ______________